Exhibit 99.1

Andre M. Boisvert Joins Issuer Direct Corporation Board of Directors

MORRISVILLE, North Carolina, July 10, 2012 (GLOBE NEWSWIRE) -- Issuer Direct Corporation (OTCBB:ISDR), a market leader and innovator of disclosure management solutions and cloud–based compliance technologies, today announced that Andre M. Boisvert has joined the Company’s Board of Directors.

“Andre brings over 30 years of senior management experience to our Board of Directors and is recognized worldwide as an innovative leader in the technology field,” stated Brian Balbirnie, Chief Executive officer of Issuer Direct Corporation. “Having founded, managed and served on the Boards of numerous high-tech companies, we are both excited and confident that Andre will contribute to our overall growth strategy and the commercialization of our disclosure management platform for compliance professionals.“

Balbirnie went on to say, “In Parallel with Andre’s appointment, we are evaluating an equity placement that will strengthen our balance sheet and accelerate our acquisition strategy. We believe the industry is prime for further consolidation and we are committed to continuing to be a market leader in the disclosure management space ”.

Boisvert launched his career in the technology field when he joined IBM (NYSE: IBM) in 1976.  During his 13-year tenure with IBM, he held senior management positions in sales, marketing and research & development.  After leaving IBM, Boisvert held executive positions with some of the most respected software companies in the industry, including Cognos Corporation and Oracle Corporation (NASDAQ: ORCL), where he served as Senior Vice President of Worldwide Marketing and was a member of Oracle’s management committee.

In 2000, Boisvert joined Cary NC based SAS Institute, Inc., the world’s largest privately-held software company (current revenue exceeds $2.5 billion annually), as President and Chief Operating Officer, with the mission of bringing the company public.  When plans for an IPO were abandoned in 2001, he followed one of SAS Institute Inc.’s ’ investments by joining NASDAQ-listed Sagent Technologies, Inc. as Chairman and Chief Executive Officer. In April 2004, Mr. Boisvert successfully completed the sale of Sagent Technologies to NASDAQ-listed Group 1 Software, Inc.

In March 2002, Boisvert joined the Board of Directors of NASDAQ listed VA Software Inc., the creator and owner of SourceForge, the largest worldwide repository of open source projects. During his four-year term as a director of VA Software, Boisvert developed extensive knowledge of open source projects and their ability to solve real-world problems that had previously been addressed exclusively through expensive proprietary software solutions.  This experience led Boisvert to co-found Pentaho Corporation, the world’s most popular commercial open source business intelligence platform, in October 2004. Boisvert later became an investor, advisor, and/or director of several other leading commercial open source companies, including Revolution Analytics Inc.; Zenoss Corporation; and Infobright Inc.

In February 2007, Boisvert was appointed Chairman of UBmatrix Inc., where he worked closely with the “father” of XBRL, Charles Hoffman. In June 2010, UBmatrix Inc. was acquired by NASDAQ listed Edgar Online Inc. (NASDAQ: EDGR). In May 2012, Edgar Online announced it was to be acquired by RR Donnelly (NASDAQ: RRD). “As XBRL (eXtensible Business Reporting Language) becomes the de facto underpinning technology mandated by regulators around the world, I see a great opportunity for Issuer Direct to grow its footprint in the disclosure and compliance marketplace”, stated Boisvert.

Boisvert is currently Chairman of Palamida Corporation, the leader in software composition analysis for intellectual property and security risk management. Boisvert also serves as Vice Chairman of River Logic, Inc., a leader in advance and predictive analytics, and as a Director of Clario Analytics, Inc., a cloud-based marketing analytics solutions company and Transera Communications Inc., a cloud based adaptive customer engagement solutions company.

Boisvert additionally serves on the Board of Directors of London-based Emailvision Inc., a leader in email and social marketing; and Portland based Webtrends Inc., a global leader in digital marketing optimization and relevance.

About Issuer Direct Corporation:

Issuer Direct Corporation ("IDC") is a market leader and innovator of disclosure management solutions and cloud–based compliance technologies. With a focus on corporate issuers, the Company alleviates the complexity of maintaining compliance with its integrated portfolio of products and services that enhance companies' ability to efficiently produce and distribute their financial and business communications both online and in print.

   The Issuer Direct logo is available here

Learn more about Issuer Direct today:
Financial Tear sheet	http://ir.issuerdirect.com/tearsheet/html/isdr
Request materials	http://ir.issuerdirect.com/isdr/request_materials

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words "believe," "anticipate," "estimate," "expect," "intend," "plan," "project," "prospects," "outlook," and similar words or expressions, or future or conditional verbs such as "will," "should," "would," "may," and "could" are generally forward-looking in nature and not historical facts. These forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company's Annual Report on Form 10-K for the year ended December 31, 2011, including but not limited to the discussion under "Risk Factors" therein, which the Company has filed with the SEC and which may be viewed at http://www.sec.gov.

For Further Information Contact:

Issuer Direct Corporation
Brian R. Balbirnie
919-481-4000
brian.balbirnie@issuerdirect.com

or

RJ Falkner & Company, Inc.
Investor Relations Counsel
830.693.4400
info@rjfalkner.com